Exhibit 99.1

EQUITY OFFICE ISSUES $1 BILLION OF 10-YEAR SENIOR UNSECURED NOTES

CHICAGO—(March 26, 2004) Equity Office Properties Trust (NYSE:EOP) announced today that EOP Operating Limited Partnership has issued $1 billion of 4.75% senior unsecured notes due March 15, 2014. Including all offering expenses and the settlement of two forward-starting swaps, the all-in effective rate of the unsecured notes is 5.54%. Following the pricing of the notes, Equity Office entered into $1 billion of fixed-to-floating interest rate swaps due March 15, 2014. As a result of the swaps, the effective rate on the notes is LIBOR plus 53 basis points. The notes are guaranteed by Equity Office Properties Trust.

Total cash proceeds, net of offering expenses, were approximately $990.4 million. Net proceeds have been used to repay outstanding balances under the company’s $1 billion revolving credit facility, and to settle two forward-starting interest rate swaps. In addition, as a result of EOP’s issuance of these unsecured notes, a 364-day credit facility, entered into in December 2003, has been terminated.

These securities have been rated Baa1 by Moody’s, BBB+ by Standard & Poors and BBB+ by Fitch. Citgroup Global Markets Inc. and J.P. Morgan Securities Inc. were Joint-Book Running Managers.

Equity Office Properties Trust (NYSE:EOP), operating through its various subsidiaries and affiliates, is the nation’s largest publicly held office building owner and manager with a portfolio of 683 buildings comprising 122.1 million square feet in 18 states and the District of Columbia. Equity Office has an ownership presence in 27 Metropolitan Statistical Areas (MSAs) and in 124 submarkets, enabling it to provide wide range of office solutions for local, regional and national customers. For more company information, visit the Equity Office website at www.equityoffice.com.

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